Exhibit 21

INTERSIL CORPORATION’S SUBSIDIARIES AS OF JANUARY 2, 2015

Subsidiary and Name under Which Business is Done	Where Organized
Intersil Communications LLC	Delaware
Elantec Semiconductor LLC	Delaware
Intersil Americas LLC	Delaware
Xicor LLC	Delaware
Planet ATE LLC	California
D2Audio LLC	Delaware
Kenet LLC	Delaware
Zilker Labs LLC	Delaware
Intersil Swiss Holding Sarl**	Delaware/Swiss (DINC)
Quellan LLC	Delaware
Techwell LLC	Delaware
Techwell International LLC	Delaware

Intersil China Limited	Hong Kong
Intersil K.K.	Japan
Intersil YH	Korea
Intersil Services Company Sdn. Bhd.	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd.	Taiwan
Intersil Analog Services Pvt. Ltd.	India
Intersil International Operations Sdn. Bhd	Malaysia
Intersil China Holding Limited	Hong Kong
Intersil (Wuhan) Company Ltd.	China

Intersil S.A.	Belgium
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Intersil Swiss Holding Sarl **	Delaware/Swiss (DINC)
Intersil Luxembourg Sarl	Luxembourg

** Dual incorporation